                                                                 Exhibit 99.3.4

              SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF
                             THE VIRGINIA ALLIANCE

  You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Virginia Alliance" and such entity's financial statements and notes thereto included in this document for a further explanation of the financial data summarized below.

Virginia Alliance

  We have set forth below selected historical financial data of the Virginia
Alliance:

  . as of, and for the years ended, December 31, 1997, 1998 and 1999, derived from the audited financial statements and notes thereto of the Virginia Alliance, which have been audited by McGladrey & Pullen, LLP; and

  . as of, and for the three-month periods ended, March 31, 1999 and 2000, derived from the unaudited financial statements and notes thereto, of the Virginia Alliance, which, in the opinion of its management, include all adjustments necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for three-month periods are not necessarily indicative of results that might be expected for the entire fiscal year.

                                                              Three Months
                                Year Ended December 31,      Ended March 31,
                               ---------------------------  ------------------
                                1997      1998      1999      1999      2000
                               -------  --------  --------  --------  --------
                                             (in thousands)
                                                               (unaudited)
Statement of Operations:
 Operating revenues:
  Subscriber revenues......... $    72  $  1,739  $  7,957  $  1,601  $  2,627
  Wholesale revenues..........       2     2,176     3,904       824     1,740
  Equipment revenues..........      44       730     1,516       360       422
                               -------  --------  --------  --------  --------
   Total operating revenues...     118     4,645    13,377     2,785     4,789
                               -------  --------  --------  --------  --------
 Operating expenses:
  Cost of sales...............     315     3,010     5,864     1,726     2,210
  Maintenance and support.....     757     5,167     6,638     1,341     1,981
  Depreciation and
   amortization...............     686     7,041     7,770     2,168     2,075
  Customer operations.........   1,444     5,729     8,685     1,719     2,392
  Corporate operations........     234     2,111     2,517       641       775
                               -------  --------  --------  --------  --------
   Total operating expenses...   3,436    23,058    31,474     7,595     9,433
                               -------  --------  --------  --------  --------
Operating loss................  (3,318)  (18,413)  (18,097)   (4,810)   (4,644)
 Interest income (expense):
  Interest income.............     --        --        262       --        --
  Interest expense............    (163)   (4,131)   (6,390)   (1,249)   (2,195)
  Series A redeemable
   preferred interest.........    (471)   (1,871)   (1,914)     (474)     (486)
                               -------  --------  --------  --------  --------
   Net loss................... $(3,952) $(24,415) $(26,139) $ (6,533) $ (7,325)
                               =======  ========  ========  ========  ========
Balance Sheet Data (end of
 period):
 Cash and cash equivalents.... $   159  $     60  $     64  $     62  $     65
 Total assets.................  92,160   104,316   120,842   116,818   116,372
 Long-term debt...............  34,722    90,301   131,478   100,379   125,482
 Series A redeemable preferred
  stock.......................  13,542    14,345    15,192    14,553    15,410
 Members' equity (deficit)....   9,093   (12,321)  (33,461)  (13,855)  (35,786)

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

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                RESULTS OF OPERATIONS OF THE VIRGINIA ALLIANCE

  The following discussion and analysis should be read in conjunction with "Selected Historical Financial and Operating Data of the Virginia Alliance" and other financial statements and the notes thereto included elsewhere in this document. Much of the discussion in this section involves forward-looking statements. Actual results may differ significantly from the results suggested by these forward-looking statements.

Overview

    The Virginia PCS Alliance, L.C. was organized in 1994 to offer personal communications services in central and western Virginia. Operations commenced in September 1997, prior to which the Virginia Alliance was in the developmental stage. Its major activities through September 1997 were limited to acquiring PCS radio spectrum licenses, designing and constructing a personal communications system and obtaining equity capital. The Virginia Alliance owns PCS radio spectrum licenses for markets covering 1.7 million POPs. The Virginia Alliance has generated significant operating losses since it began operations and anticipates continued operating losses at least through 2000.

    Revenues

  The Virginia Alliance's revenues are generated from:

  . subscriber revenues, including monthly access, usage, long distance and service fees billed to users of its digital wireless network;

  . wholesale revenues derived from providing access to its PCS network to other communications services providers; and

  . sales revenues from direct sales of handsets and accessories.

  Operating Expenses

  The Virginia Alliance's expenses include the following:

  . cost of sales, including equipment costs, usage-based access charges, including long distance, roaming charges, and other direct costs;

  . maintenance and support expenses, including PCS network operations and construction, switching, engineering, and related general and administrative costs;

  . depreciation and amortization costs;

  . customer operations expenses, including sales and marketing, selling expenses and commissions, product management, product advertising, billing, and customer services; and

  . corporate operations expenses, including taxes other than income, executive, planning, information management, accounting and finance, human resources, external relations, legal, purchasing, and general and administrative costs.

  Other Income (Expenses)

  The Virginia Alliance's other income (expenses) are generated (incurred) from interest income and expenses.

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Results of Operations

Three Months Ended March 31, 2000 Compared to Three Months Ended March 31,
1999

  Overview

  Net loss increased $.8 million, or 12%, from a loss of $6.5 million for the three months ended March 31, 1999 to a loss of $7.3 million for the three months ended March 31, 2000. Operating revenues increased $2.0 million, or 71%, from $2.8 million for the three months ended March 31, 1999 to $4.8 million for the three months ended March 31, 2000. EBITDA improved $.1 million, or 3%, from negative EBITDA of $2.6 million for the three months ended March 31, 1999 to negative EBITDA of $2.5 million for the three months ended March 31, 2000. Operating loss improved $.2 million, or 4%, from a loss of $4.8 million for the three months ended March 31, 1999 to a loss of $4.6 million for three months ended March 31, 2000.

  These results reflect subscriber growth of approximately 19,400, or 110%, from 17,600 subscribers as of March 31, 1999 to 37,000 subscribers as of March 31, 2000 and internal growth throughout our areas of operation. Start-up losses and customer acquisition costs associated with the addition of new subscribers slowed improvement in EBITDA. Network operations and support cost increased as a result of significant network expansion.

  Operating Revenues

  Total operating revenue increased $2.0 million, or 71%, from $2.8 million for the three months ended March 31, 1999 to $4.8 million for the three months ended March 31, 2000.

  Subscriber Revenues. Subscriber revenues increased $1.0 million, or 64%, from $1.6 million for the three months ended March 31, 1999 to $2.6 million for the three months ended March 31, 2000. This increase was primarily due to subscriber growth. ARPU decreased $5.49, or 12%, from $46.37 for the three months ended March 31, 1999 to $40.88 for the three months ended March 31, 2000. This decline in ARPU was primarily the result of pricing pressures caused by increased competition, changes in rate plans and growth in prepay calling plans.

  Wholesale Revenues. Wholesale revenues increased $.9 million, or 111%, from $.8 million for the three months ended March 31, 1999 to $1.7 million for the three months ended March 31, 2000. This increase was primarily due to an increase in wholesale minutes associated with new wholesale agreements entered into in the third quarter of 1999. Wholesale agreements with other PCS service providers increased revenues because the Virginia Alliance became the preferred provider of roaming services for certain wireless providers.

  Equipment Revenues. Equipment revenues remained relatively constant for the three months ended March 31, 1999 and the three months ended March 31, 2000 as the Virginia Alliance had an increase in gross subscriber additions of approximately 800, offset by lower unit revenues.

  Operating Expenses

  Operating expenses increased $1.8 million, or 24%, from $7.6 million for the three months ended March 31, 1999 to $9.4 million for the three months ended March 31, 1999. Variable network operating costs, together with customer acquisition expenses related to subscriber growth, represented $.5 million of the increase. Network operating and maintenance expenses increased $.6 million due to the addition of 57 cell sites and other network enhancements. Marketing, sales, billing and customer services increased $.7 million.

  Cost of Sales. Cost of sales increased $.5 million, or 29%, from $1.7 million for the three months ended March 31, 1999 to $2.2 million for the three months ended March 31, 2000. Equipment costs for handsets and accessories accounted for $.3 million of the period to period increase. Usage costs including access, roaming and long distance charges increased $.2 million. The increase in these volume related costs was partially offset by negotiation of improved rates for long distance services.

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

  Maintenance and Support Expense. Maintenance and support expenses increased $.7 million, or 48%, from $1.3 million for the three months ended March 31, 1999 to $2.0 million for the three months ended March 31, 2000. This increase was primarily due to increases in access, rents and maintenance costs associated with a 33% increase in the number of cell sites and other network enhancements.

  Depreciation and Amortization Expense. Depreciation and amortization expenses decreased $.1 million, or 4%, from $2.2 million for the three months ended March 31, 1999 to $2.1 million for the three months ended March 31, 2000. This decrease was primarily due to the sale of 56 towers, with a book value of $8.4 million, to Crown Castle in March, 2000. The gain on the tower sale was deferred and will be recognized, for book purposes, over a ten-year period. This decrease was partially offset by continued network construction during the period.

  Customer Operations Expense. Customer operations expenses increased $.7 million, or 39%, from $1.7 million for the three months ended March 31, 1999 to $2.4 million for the three months ended March 31, 2000. This increase was incurred to support subscriber additions and a growing subscriber base. Advertising and marketing activities increased $.3 million, selling expenses including commissions and retail store operating costs increased $.2 million. Billing and customer service costs, increased $.2 million to support customer growth and expansion to 24-hour customer service.

  Corporate Operations Expense. Corporate operations expenses increased $.2 million, or 21%, from $.6 million for the three months ended March 31, 1999 to $.8 million for the three months ended March 31, 2000. Increases in executive, accounting and information management costs totaling $.2 million were partially offset by a reduction in other operating taxes. The operating tax reduction was primarily related to lower property taxes due to the sale of our tower assets.

1999 Compared to 1998

  Overview

  The Virginia Alliance commenced operations in late September 1997. 1998 represented the first full year of operations during which the Virginia Alliance experienced significant expansion of its PCS network and subscriber growth.

  Net losses increased $1.7 million, or 7%, from net losses of $24.4 million in 1998 to net losses of $26.1 million in 1999. Operating revenues increased $8.8 million, from $4.6 million in 1998 to $13.4 million in 1999. EBITDA improved $1.1 million, or 9%, from negative EBITDA of $11.4 million in 1998 to negative EBITDA of $10.3 million in 1999. Operating losses improved $.3 million, or 2%, from a loss of $18.4 million in 1998 to a loss of $18.1 million in 1999.

  These results reflect an increase in total subscribers of 19,900, or 163%, from 12,200 in 1998 to 32,100 in 1999. This growth occurred throughout all areas of operation as a direct result of marketing and sales activities. Network expansion continued with the addition of 50 cell sites, switching equipment up-grades and other enhancements. Start-up costs, handset subsidies, network operation and maintenance, and customer services, contributed to a rise in operating expenses. These items increased as a result of an increased number of subscribers and the support of a growing subscriber base.

  Operating Revenues

  Total operating revenues increased $8.8 million, or 188%, from $4.6 million in 1998 to $13.4 million in 1999.

  Subscriber Revenues. Subscriber revenues increased $6.3 million, from $1.7 million in 1998 to $8.0 million in 1999. This increase was primarily due to significant subscriber growth. Significant increases in sales of our prepay product through agent channels resulted in a decline in average subscriber revenue. ARPU

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

decreased $2.43, or 5%, from $47.52 in 1998 to $45.09 in 1999. This decline in ARPU was primarily the result of pricing pressures caused by increased competition, changes in rate plans and growth in prepay calling plans.

  Wholesale Revenues. Wholesale revenues increased $1.7 million, or 79%, from $2.2 million in 1998 to $3.9 million in 1999. This increase was primarily due to an increase in wholesale minutes associated with new wholesale agreements entered into in the third quarter of 1999. Wholesale agreements with other PCS service providers increased revenues because the Virginia Alliance became the preferred provider of roaming services for certain wireless providers.

  Equipment Revenues. Equipment revenues increased $.8 million, or 108%, from $.7 million in 1998 to $1.5 million in 1999. This increase was due to an increase in gross subscriber additions of 14,600 from 1998 to 1999.

  Operating Expenses

  Operating expenses increased $8.4 million, or 37%, from $23.1 in 1998 to $31.5 million in 1999. The total cost of handsets and accessories increased primarily as a result additional sales. The volume related increase was partially offset by a slight decline in average handset prices. Sales, marketing and customer support expenses increased to support the significant increase in the subscriber base. Five retail stores were opened during 1999 and our customer care operations expanded coverage to 24-hours per day, 7-days per week. Network operating and maintenance expenses associated with the addition of 50 cell sites, repeaters and switching equipment also contributed to this increase.

  Cost of Sales. Cost of sales increased $2.9 million, or 95%, from $3.0 million in 1998 to $5.9 million in 1999. Equipment costs related to the growth in subscribers accounted for $1.5 million of the increase. Roaming charges paid to other carriers increased $.9 million as a result of the growth in the subscriber base and increased usage due to the broader coverage available through the roaming partners. Other variable costs including access, long distance and directory assistance increased $.5 million due to volume increases related to subscriber growth and increased roaming traffic on the Virginia Alliance network.

  Maintenance and Support Expense. Maintenance and support expense increased $1.4 million, or 28%, from $5.2 million in 1998 to $6.6 million in 1999. This increase was primarily related to increases in access, rents and maintenance costs associated with a 31% increase in the number of cell sites and other network enhancements.

  Depreciation and Amortization Expense. Depreciation and amortization increased $.7 million, or 10%, from $7.0 million in 1998 to $7.7 million in 1999 associated with continued capital investment in the expansion and enhancement of the PCS network. Fifty cell sites were constructed and placed in service, upgrades to switching equipment were completed, central base station controllers were added and five retail stores were opened during the period.

  Customer Operations Expense. Customer operations expense increased $3.0 million, or 52%, from $5.7 million in 1998 to $8.7 million in 1999. Advertising and marketing activities increased $.9 million, selling expenses including commissions and retail operations grew $1.4 million and customer care and billing services increased $.7 million.

  Corporate Operations Expense. Corporate operations expense increased $.4 million, or 19%, from $2.1 million in 1998 to $2.5 million in 1999. Other taxes, primarily property taxes, increased $.2 million. The $.2 million increase in other corporate services was principally related to an increase in human resources and information management to support the increases in personnel and subscribers.

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